Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Joseph M. Solomon

President and Chief Executive Officer

(410) 866-4500

FAIRMOUNT BANCORP, INC. ACQUIRES FULLERTON FEDERAL SAVINGS ASSOCIATION IN A CONVERSION MERGER TRANSACTION AND COMPLETES THE RELATED STOCK OFFERING

Baltimore, Maryland October 13, 2011—Fairmount Bancorp, Inc. (OTCBB:FMTB) (“Fairmount”), the parent holding company of Fairmount Bank, headquartered in the Rosedale area of Baltimore County, Maryland, today announced that, on October 12, 2011, it completed the acquisition of Fullerton Federal Savings Association (“Fullerton Federal”) in a conversion merger transaction. In connection with the acquisition and pursuant to the terms of the Agreement and Plan of Conversion Merger and the related Plan of Conversion Merger (the “Plan”), Fairmount sold approximately $793,500 of its common stock (56,276 shares at a purchase price of $14.10 per share). The shares were sold in a subscription offering to depositors of Fullerton Federal and to Fairmount’s Employee Stock Ownership Plan and in a community offering to Fairmount’s Recognition and Retention Plan and to the general public. The amount of Fairmount common stock offered for sale was based on an independent valuation of Fullerton Federal.

Fairmount and Fullerton Federal received all requisite regulatory approvals to consummate the conversion merger and related stock offering (the “transactions”). In addition, the Plan was approved at a special meeting of Fullerton Federal’s depositors held on September 29, 2011.

Stock certificates for shares of common stock purchased in the subscription and community offerings were mailed to investors on October 12, 2011. Fairmount’s common stock is quoted on the OTC Bulletin Board, under the trading symbol “FMTB.”

As a result of the conversion merger, Fullerton Federal has merged with and into Fairmount Bank, with Fairmount Bank as the surviving institution. Joseph M. Solomon, President and Chief Executive Officer of Fairmount, stated “We appreciate the confidence in our organization exhibited by the investors in the stock offering. The additional capital raised and the merger with Fullerton Federal will help support our continued growth and enhance our market presence. We view this transaction as a part of our overall commitment to the communities we serve.” Mr. Solomon also stated “We welcome the customers of Fullerton Federal. They will find that Fairmount Bank provides excellent, personalized customer service, and we are confident that they will benefit from the availability of Fairmount Bank’s expanded offering of financial products and services.”

Stifel, Nicolaus & Company, Incorporated served as financial advisor and marketing agent with respect to the transactions. The law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P. served as special counsel to Fairmount in connection with the transactions. Elias, Matz Tiernan & Herrick, L.L.P. served as special counsel to Fullerton Federal in connection with the transactions, and Luse Gorman Pomerenk & Schick served as special counsel to Stifel, Nicolaus & Company, Incorporated.

Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. was incorporated on November 30, 2009, to serve as the holding company for Fairmount Bank. On June 2, 2010, Fairmount Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of Fairmount. Fairmount’s principal business activity is the ownership of the outstanding shares of common stock of Fairmount Bank.

Fairmount Bank

Fairmount Bank is a federally-chartered savings bank located in the Rosedale section of Baltimore County, Maryland, originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Fairmount Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Fairmount Bank has two offices, located in Baltimore County, Maryland. Fairmount Bank is regulated by the Office of the Comptroller of the Currency, and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation under the Deposit Insurance Fund. Fairmount Bank is a member of the Federal Home Loan Bank System.